FOX LAW OFFICES, P.A.
                           C/O 2 VILLAGE HILL LANE, #3
                           NATICK, MASSACHUSETTS 01760
                            Telephone (508) 647-4907
                            Facsimile: (508) 647-6702

February 7, 2007

Endeavor Explorations, Inc.
888 Dunsmuir, Suite 2
Vancouver, British Columbia
Canada V6C 3K4

      Re:  Endeavor Explorations, Inc.
           Status of Shares being Registered on Form SB-2

Gentlemen:

We have acted as special securities counsel to Endeavor Explorations, Inc. (the "Company"), a Nevada corporation, in connection with the filing of a registration statement on Form SB-2 (the "Registration Statement") in connection with the registration, for selling stockholders, of up to 4,250,000 shares of the Company's common stock (the "Registered Shares"), as further described in the Registration Statement.

In connection with this opinion, we have examined the following:

1.  The Company's Articles of Incorporation;
2.  The Company's By-Laws;
3. Resolutions of the Board of Directors of the Company pertaining to the Registered Shares;
4.  The Registration Statement, including the constituent Prospectus; and
5.  Financial records relating to the original issuance of the Registered
    Shares.

In addition, we have examined such other documents and made such oral inquiries as we have deemed necessary or appropriate for the opinions herein.

We have assumed that the signatures on all documents examined by us are genuine, that all copies or facsimiles of documents submitted to us are true and correct copies of the originals and conform to the originals, and that the book entries in the financial records are accurate, which assumptions have not been independently verified.




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We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon, and is limited to, the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

Based upon the foregoing and such legal authorities as have deemed relevant, and subject to the qualifications and assumptions set forth above, we are of the opinion that the Registered Shares to the which the Registration Statement and constituent Prospectus relate, have been duly and validly authorized and issued, and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

FOX LAW OFFICES, P.A.

/s/ Richard C. Fox
-------------------------
By:  Richard C. Fox, Esq.